EXHIBIT 99.1

                         LASER MORTGAGE MANAGEMENT, INC.
                              SHAREHOLDERS APPROVE
             REINCORPORATION MERGER AND LIQUIDATION AND DISSOLUTION

     New York, New York, July 27, 2001. LASER Mortgage Management, Inc. (NYSE:LMM) announced that at its Annual Meeting held today its shareholders approved the merger of the Company with and into its wholly-owned Delaware subsidiary, which has the same name as the Company, pursuant to which the Company's state of incorporation will be changed from Maryland to Delaware. The shareholders also approved the subsequent liquidation and dissolution of the surviving Delaware entity under the terms and conditions of a Plan of Liquidation and Dissolution, which was previously approved by the Board of Directors of the Company and the Board of Directors and the sole shareholder of the surviving Delaware entity. At the Company's Annual Meeting, approximately 79% of the Company's outstanding shares of common stock were cast in favor of the merger proposal and the liquidation and dissolution proposal. Less than 1% of shares were voted against the proposals and the balance of the shares did not vote.

     The merger should become effective within the next few days. Shortly thereafter the liquidation and dissolution process will begin. The surviving Delaware entity will provide the requisite notice under Delaware law of its liquidation and dissolution. Upon the end of the 60-day notice period, the surviving Delaware entity will petition the Delaware Court of Chancery for permission to make an initial distribution of $3.00 per outstanding share of common stock, with additional cash distributions resulting from the disposition of the remaining assets expected to occur within the following three years, after providing for expenses.

     The Company also announced that its shareholders approved the re-election of Mark W. Hobbs as a Class I Director to serve for a three-year term and Arthur House as a Class II Director to serve for a one-year term. Upon completion of the merger, the Company's current Board of Directors will serve as the surviving Delaware entity's Board of Directors.

     LASER Mortgage Management, Inc. is a specialty finance company investing primarily in mortgage-backed securities and mortgage loans. The Company has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

     "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS IN THIS PRESS RELEASE REGARDING LASER MORTGAGE MANAGEMENT, INC.' S BUSINESS WHICH ARE NOT HISTORICAL FACTS ARE "FORWARD-LOOKING" STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES.

                  Date:             July 27, 2001

                  Contact:          LASER Mortgage Management, Inc.
                                    Mr. Charles R. Howe II
                                    Chief Financial Officer
                                    212-758-6200